                                                                     Exhibit 4.2

THIS AMENDED AND RESTATED PROMISSORY NOTE HAS BEEN ACQUIRED FOR INVESTMENT AND HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE. THE DISPOSITION OF THIS AMENDED AND RESTATED PROMISSORY NOTE IS SUBJECT TO RESTRICTIONS UNDER FEDERAL AND STATE SECURITIES LAWS. THIS AMENDED AND RESTATED PROMISSORY NOTE MAY NOT BE SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED, OR OTHERWISE DISPOSED OF, EXCEPT UPON DELIVERY TO MAKER OF AN OPINION OF COUNSEL SATISFACTORY TO MAKER THAT REGISTRATION IS NOT REQUIRED FOR SUCH DISPOSITION OR THE SUBMISSION TO MAKER OF SUCH OTHER EVIDENCE AS MAY BE SATISFACTORY TO MAKER TO THE EFFECT THAT ANY SUCH DISPOSITION SHALL NOT BE IN VIOLATION OF THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS OR ANY RULE OR REGULATION PROMULGATED THEREUNDER.


                              AMENDED AND RESTATED
                              --------------------
                                 PROMISSORY NOTE
                                 ---------------

Principal Amount: $10,531,063.43             Issue Date: As of February 12, 2001


         FOR VALUE RECEIVED, and intending to be legally bound, the undersigned, CDS Holdings, LLC, an Indiana limited liability company ("Maker"), promises to pay to the order of CTI Group (Holdings) Inc., a Delaware corporation ("Payee" or "Holder"), the maximum Principal Sum of Ten Million Five Hundred Thirty-One Thousand Sixty-Three and 43/100 Dollars ($10,531,063.43), together with interest thereon on the unpaid portion at the Rate, as defined below.

         Principal and interest shall be paid upon the earlier to occur of the following:

         1. A "Liquidity Event," as defined below, to the extent of such Liquidity Event, or

         2. Seven and one half (7.5) years from the date of this Note (the "Maturity Date").

         A "Liquidity Event" shall mean the actual receipt of cash by Maker upon the sale of all or part of the Collateral, as defined below, after the making of a Permitted Distribution. A "Permitted Distribution" shall be Maker's right to distribute to its members forty-two percent (42%) of any cash received upon the sale of all or part of any Collateral. Maker shall send Payee written notification within five (5) days of a Liquidity Event.

         All sums realized by Holder on account of this Amended and Restated Promissory Note (hereinafter referred to as, "Note"), from whatever source received, shall be applied first to any substantiated fees, costs and expenses (including reasonable attorneys' fees) incurred by Holder, second to accrued and unpaid interest, and then to principal.

         As security for this Note, Maker hereby grants, conveys, and assigns to Payee a security interest in the property described in Exhibit "A" to this Note ("Collateral"). Maker shall have the absolute right to sell all or part of the Collateral for a price equal to or greater than the value set forth on Exhibit "A," without the consent of Payee, provided that fifty-eight percent (58%) of the proceeds of such sale are paid to Payee as a Liquidity Event as provided above.

         The nonpayment when due of any amount payable under this Note within fifteen (15) days after the date due and written demand shall be an "Event of Default."

         Upon the Event of Default or in the event this Note remains unpaid after the Maturity Date, Payee shall have the right to sell all or part of the Collateral in any commercially reasonable manner to satisfy the balance due under this Note. Such rights with respect to the Collateral shall be Payee's exclusive remedy. Payee shall have the right to collect any balance due under this Note from any assets of Maker not included as part of the Collateral.

         The Rate shall mean five and 07/100 percent (5.07%) per annum.

         Maker shall have the privilege, without premium or penalty, of prepaying this Note, at any time, in whole or in part, provided that each prepayment shall be accompanied by accrued interest on the amount prepaid.

         Upon an Event of Default, this Note shall, at Payee's option, become immediately due and payable in full without further notice to or demand on Maker of any kind and without presentment, demand or protest, notice of dishonor and notice of protest, all of which are hereby waived.

         In the event that Holder engages an attorney to represent it in connection with (a) any Event of Default, (b) any potential and/or actual bankruptcy or other insolvency proceedings commenced by or against Maker and/or
(c) any actual litigation arising out of or related to any of the foregoing, or any of the Obligations, then Maker shall be liable to and shall reimburse Holder on demand for all reasonable attorneys' fees, costs and expenses incurred by Holder in connection with any of the foregoing. Maker shall also be liable and shall also reimburse Holder on demand for all other reasonable, substantiated costs and expenses (including reasonable attorneys' fees) incurred by Holder in connection with the enforcement of the Obligations.

         No extension of time for payment granted by Holder of all or any part of the amount owing on this Note at any time shall affect the liability of Maker hereunder.

         Acceptance by Holder of any payment after any Event of Default shall not operate to extend the time of payment of any amount then remaining unpaid and shall not constitute a waiver of any future installments, such Event of Default or any other rights of Holder under this Note. No delay by Holder in exercising any power or right shall operate as a waiver of any power or right held by Holder. Maker hereby waives presentment for payment, demand, protest, or notice of protest. No single or partial exercise of any power or right shall preclude other or future exercise of the power or right, or the exercise of any other power or right. The waiver of any default or grounds for acceleration by Holder shall not operate as a waiver of any subsequent default, or grounds for acceleration of any power or right that Holder may have under the terms of this Note.

         No waiver or modification of the terms of this Note shall be valid unless in writing, signed by Maker and Holder, and appended hereto.

         This Note and all questions relating to its validity, interpretation, performance, remediation and enforcement (including, without limitation, provisions concerning limitations of actions) shall be governed by and construed in accordance with the domestic laws of the State of Indiana, notwithstanding any choice-of-laws doctrines of such jurisdiction or any other jurisdiction which ordinarily would cause the substantive law of another jurisdiction to apply, without the aid of any canon, custom or rule of law requiring construction against the draftsman.

         If any provision of this Note or the application thereof is held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions hereof shall not be affected thereby, and each provision of this Note shall be valid and enforceable to the fullest extent permitted by law.

         This Note amends and restates, but does not extinguish the indebtedness up to the face amount of this Note of, that certain Amended, Restated and Consolidated Promissory Note given by Maker to Centillion Data Systems, Inc., an Indiana corporation that merged into Payee, dated February 12, 2001, in the principal amount of $11,419,353.60. Notice of acceptance of this Note by Payee is hereby waived.

         Waiver of Jury Trial. MAKER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS NOTE OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF HOLDER. MAKER HEREBY WAIVES THE RIGHT TO INTERPOSE ANY COUNTERCLAIM OR OFFSET OF ANY NATURE OR DESCRIPTION IN ANY LITIGATION RELATING TO THE PURCHASE DOCUMENTS OR THIS NOTE OR ANY LIABILITY THEREUNDER OR HEREUNDER, OR ENFORCEMENT OF REMEDIES THEREUNDER OR HEREUNDER.

         IN WITNESS WHEREOF, Maker has caused this instrument to be executed on its behalf by its duly authorized officer, on the date first set forth above.

                                       CDS HOLDINGS, LLC,
                                       an Indiana limited liability company


                                       ______________________________
                                       John M. Cauffman,
                                       President and Chief Executive Officer